Exhibit 10.12

COMMERCIAL PLEDGE AGREEMENT

Grantor:	SHEPHERD’S FINANCE, LLC 3508 WASHINGTON ROAD MCMURRAY, PA 15317	Lenders:	DANIEL M. WALLACH AND JOYCE S. WALLACH, as tenants by the entirety 3508 WASHINGTON ROAD MCMURRAY, PA 15317 2007 DANIEL M. WALLACH LEGACY TRUST 3508 WASHINGTON ROAD MCMURRAY, PA 15317

THIS COMMERCIAL PLEDGE AGREEMENT (this “Agreement”) dated as of December 30, 2011, is made and executed by and among SHEPHERD’S FINANCE, LLC (“Grantor”), DANIEL M. WALLACH AND JOYCE S. WALLACH (the “Wallachs”) and 2007 DANIEL M. WALLACH LEGACY TRUST (the “Wallach Trust”; with the “Wallachs” collectively referred to as “Lenders”).

WHEREAS, Grantor has made a revolving demand loan to Benjamin Marcus Homes, L.L.C. (“BMH”) in the amount of up to $4,164,000 (the “BMH Loan”) to acquire certain land and to finish developing certain phases on such land as evidenced by that certain Promissory Note from BMH to Grantor.

WHEREAS, Grantor has made a demand loan to Investor’s Mark Acquisitions, L.L.C. (“IMA”) in the amount of up to $2,225,000 (the “New IMA Loan”) to develop certain lots as evidenced by that certain Promissory Note from IMA to Grantor).

WHEREAS, Grantor has assumed that certain existing loan from 84 Financial, L.P. to IMA in the amount of $1,686,767 (the “Existing IMA Loan”) thereby becoming the lender under the Existing IMA Loan as evidenced by that certain Promissory Note from IMA to Grantor, as assigned (the “Existing IMA Loan”; with the BMH Loan, the New IMA Loan and the Existing IMA Loan collectively referred to as the “Developer Loans”).

WHEREAS, Grantor has assumed the obligations under that certain existing loan from IMA to 84 Financial, L.P. (the “SF Loan”) thereby becoming the borrower under the SF Loan as evidenced by that certain Secured Promissory Note dated December 29, 2010 between 84 Financial, L.P. as borrower and IMA as lender.

WHEREAS, in order to fund the Developer Loans and meet its payment obligations under the SF Loan, Grantor has borrowed up to $1,250,000 and $250,000, respectively, from the Wallachs and the Wallach Trust pursuant to demand loans evidenced by that certain Promissory Note from Grantor to the Wallachs and that certain Promissory Note from Grantor to the Wallach Trust, respectively (the “Funding Notes”).

WHEREAS, Grantor desires to secure the obligations contained in the Funding Notes by pledging all of its assets as set forth in this Agreement.

GRANT OF SECURITY INTEREST. For valuable consideration, Grantor grants to Lenders a security interest in the Collateral to secure the Indebtedness and agrees that Lenders shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which Lenders may have by law.

COLLATERAL DESCRIPTION. The word “Collateral” as used in this Agreement means Grantor’s present and future rights, title and interest in and to any of the following property, together with any and all present and future additions thereto, substitutions therefor, and replacements thereof, and further together with all Income and Proceeds:

All of the following property that is now or hereafter at any time used in connection with (without regard to the duration of the period of such use), or now or at any time relates to or arises as a result of, the operation of the business of Grantor:

(i) all of Grantor’s accounts, accounts receivable, contract receivables, contract rights, notes, drafts, acceptances, instruments, chattel paper and general intangibles, including but not limited to the promissory notes related to the Developer Loans (and any mortgages, oil and/or gas lease or royalty interests, and any other assets or instruments related to the Developer Loans), and all guarantees and suretyship agreements relating thereto and all security for payment thereof;

(ii) all of Grantor’s real and personal property, and all documents now and at any times covering or representing any of said property; and

(iii) all of Grantor’s equipment, including all furniture, furnishings, fixtures and other goods used in the conduct of Grantor’s business.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lenders reserve a right of setoff in all Grantor’s accounts with Lenders. This includes all accounts Grantor holds jointly with someone else and all accounts Grantor may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Grantor authorizes Lenders, to the extent permitted by applicable law, to charge or setoff all sums owing on the Indebtedness against any and all such accounts.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COLLATERAL. Grantor represents and warrants to Lenders that:

Ownership. Grantor is the lawful owner of the Collateral free and clear of all security interests, liens, encumbrances and claims of others except as disclosed to and accepted by Lenders in writing prior to execution of this Agreement.

Right to Pledge. Grantor has the full right, power and authority to enter into this Agreement and to pledge the Collateral.

Authority; Binding Effect. Grantor has the full right, power and authority to enter into this Agreement and to grant a security interest in the Collateral to Lenders. This Agreement is binding upon Grantor as well as Grantor’s successors and assigns, and is legally enforceable in accordance with its terms. The foregoing representations and warranties, and all other representations and warranties contained in this Agreement are and shall be continuing in nature and shall remain in full force and effect until such time as this Agreement is terminated or cancelled as provided herein.

No Further Assignment. Grantor has not, and shall not, sell, assign, transfer, encumber or otherwise dispose of any of Grantor’s rights in the Collateral except as provided in this Agreement.

Enforceability of Collateral. To the extent the Collateral consists of promissory notes or other instruments, as defined by the Uniform Commercial

Code, the Collateral is enforceable in accordance with its terms, is genuine, and fully complies with all applicable laws and regulations concerning form, content and manner of preparation and execution, and all persons appearing to be obligated on the Collateral have authority and capacity to contract and are in fact obligated as they appear to be on the Collateral. There shall be no setoffs or counterclaims against any of the Collateral, and no agreement shall have been made under which any deductions or discounts may be claimed concerning the Collateral except those disclosed to Lenders in writing.

No Defaults. To the extent the Collateral consists of promissory notes or other instruments, there are no defaults existing under the Collateral, and there are no offsets or counterclaims to the same. Grantor will strictly and promptly perform each of the terms, conditions, covenants and agreements, if any, contained in the Collateral which are to be performed by Grantor.

No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party, and its membership agreement does not prohibit any term or condition of this Agreement.

Financing Statements. Grantor authorizes Lenders to file a UCC financing statement, or alternatively, a copy of this Agreement to perfect Lenders’ security interest. At Lenders’ request, Grantor additionally agrees to sign all other documents that are necessary to perfect, protect, and continue Lenders’ security interest in the Collateral. This includes making sure Lenders are shown as the first and only security interest holder on the title covering the Collateral. Grantor will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless Lenders are required by law to pay such fees and costs. Grantor irrevocably appoints Lenders to execute documents necessary to transfer title if there is a default. Lenders may file a copy of this Agreement as a financing statement. If Grantor changes its name or address, or the name or address of any person granting a security interest under this Agreement changes, Grantor will promptly notify the Lenders of such change.

LENDERS’ RIGHTS AND OBLIGATIONS WITH RESPECT TO THE COLLATERAL. Lenders may hold the Collateral until all Indebtedness has been paid and satisfied. Thereafter Lenders may deliver the Collateral to Grantor or to any other owner of the Collateral. Lenders shall have the following rights in addition to all other rights Lenders may have by law:

Maintenance and Protection of Collateral. Lenders may, but shall not be obligated to, take such steps as they deem necessary or desirable to protect, maintain, insure, store, or care for the Collateral, including paying of any liens or claims against the Collateral. This may include such things as hiring other people, such as attorneys, appraisers or other experts. Lenders may charge Grantor for any cost incurred in so doing. When applicable law provides more than one method of perfection of Lenders’ security interest, Lenders may choose the method(s) to be used.

Income and Proceeds from the Collateral. Lenders may receive all Income and Proceeds and add it to the Collateral. Upon an Event of Default and demand by Lenders, Grantor agrees to deliver to Lenders immediately upon receipt, in the exact form received and without commingling with other property, all Income and Proceeds from the Collateral which may be received by, paid, or delivered to Grantor or for Grantor’s account, whether as an addition to, in discharge of, in substitution of, or in exchange for any of the Collateral.

Application of Cash. At Lenders’ option, Lenders may apply any cash, whether included in the Collateral or received as Income and Proceeds or through liquidation, sale, or retirement, of the Collateral, to the satisfaction of the Indebtedness or such portion thereof as Lenders shall choose, whether or not matured.

Transactions with Others. Lenders may (1) extend time for payment or other performance, (2) grant a renewal or change in terms or conditions, or (3) compromise, compound or release any obligation, with any one or more Obligors or endorsers as Lenders deem advisable, without obtaining the prior written consent of Grantor, and no such act or failure to act shall affect Lenders’ rights against Grantor or the Collateral.

All Collateral Secures Indebtedness. All Collateral shall be security for the Indebtedness, whether the Collateral is located at one or more offices of Lenders.

Collection of Collateral. Lenders at Lenders’ option may, but need not, collect the Income and Proceeds directly from the Obligors. Grantor authorizes and directs the Obligors, if Lenders decide to collect the Income and Proceeds, to pay and deliver to Lenders all Income and Proceeds from the Collateral and to accept Lenders’ receipt for the payments.

Additional Authorizations. Grantor irrevocably authorizes Lenders, with full power of substitution, to do any of the following, either in Lenders’ own names or in the name of Grantor, or otherwise, which in the discretion of Lenders may seem necessary or advisable: (a) to demand, collect, receive, receipt for, sue and recover all Income and Proceeds and other sums of money and other property which may now or hereafter become due, owing or payable from the Obligors in accordance with the terms of the Collateral; (b) to execute, sign and endorse any and all instruments, receipts, checks, drafts and warrants issued in payment for the Collateral; (c) to settle or compromise any and all claims arising under the Collateral, and execute and deliver any release and acquittance therefor; (d) to file any claim or claims or to take any action or institute or take part in any proceedings; and (e) to execute and deliver to the Obligors, at the time and in the manner specified by the Collateral, any necessary instruments or documents. It is understood and agreed that any exercise of this authorization by Lenders shall be on behalf of Lenders and not on behalf of Grantor. Lenders are not an agent or fiduciary of Grantor. However, in exercising the authorization granted hereby, Lenders shall exercise reasonable caution and prudence and Lenders shall keep full and accurate record of all actions, receipts and disbursements.

Perfection of Security Interest. Upon Lenders’ request, Grantor will deliver to Lenders any and all of the documents evidencing or constituting the Collateral. When applicable law provides more than one method of perfection of Lenders’ security interest, Lenders may choose the method(s) to be used. Upon Lenders’ request, Grantor will sign and deliver any writings necessary to perfect Lenders’ security interest. Grantor hereby irrevocably authorizes Lenders to execute any documents necessary to perfect, amend, or to continue the security interest granted in this Agreement or to demand termination of filings of other secured parties. This is a continuing Security Agreement and will continue in effect even though all or any part of the Indebtedness is paid in full and even though for a period of time Grantor may not be indebted to Lenders.

LENDERS’ EXPENDITURES. If any action or proceeding is commenced that would materially affect Lenders’ interest in the Collateral or if Grantor fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Grantor’s failure to discharge or pay when due any amounts Grantor is required to discharge or pay under this Agreement or any Related Documents, Lenders on Grantor’s behalf may (but shall not be obligated to) take any action that Lenders deem appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on the Collateral and paying all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Lenders for such purposes will then bear interest at the rate charged under the Funding Notes from the date incurred or paid by Lenders to the date of repayment by Grantor. All such expenses will become a part of the Indebtedness and will be added to the balance of the Funding Notes. This Agreement also will secure payment of these amounts. Such right shall be in addition to all other rights and remedies to which Lenders may be entitled upon Default.

LIMITATIONS ON OBLIGATIONS OF LENDERS. Lenders shall use ordinary reasonable care in the physical preservation and custody of the Collateral in Lenders’ possession, but shall have no other obligation to protect the Collateral or its value. In particular, but without limitation, Lenders shall have no responsibility for (A) any depreciation in value of the Collateral or for the collection or protection of any Income and Proceeds from the Collateral, (B) preservation of rights against parties to the Collateral or against third persons, (C) ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any of the Collateral, or (D) informing Grantor about any of the above, whether or not Lenders have or are deemed to have knowledge of such matters. Except as provided above, Lenders shall have no liability for depreciation or deterioration of the Collateral.

DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

Payment Default. Grantor fails to make any payment when due under the Indebtedness.

Other Defaults. Grantor fail to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lenders and Grantor.

False Statements. Any warranty, representation or statement made or furnished to Lenders by Grantor or on Grantor’s behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Defective Collateralization. This Agreement or any of the Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

Insolvency. The dissolution of Grantor (regardless of whether election to continue is made), any member withdraws from the limited liability company, or any other termination of Grantor’s existence as a going business or the death of any member, the insolvency of Grantor, the appointment of a receiver for any part of Grantor’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Grantor.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Grantor or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of Grantor’s accounts, including deposit accounts, with Lenders. However, this Event of Default shall not apply if there is a good faith dispute by Grantor as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Grantor gives Lenders written notice of the creditor or forfeiture proceeding and deposits with Lenders monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lenders, in their sole discretion, as being an adequate reserve or bond for the dispute.

Adverse Change. A material adverse change occurs in either of Grantor’s financial condition, or Lenders believe the prospect of payment or performance of the Indebtedness is impaired.

RIGHTS AND REMEDIES ON DEFAULT. If an Event of Default occurs under this Agreement, at any time thereafter, Lenders may exercise any one or more of the following rights and remedies:

Accelerate Indebtedness. Declare all Indebtedness, including any prepayment penalty which Grantor would be required to pay, immediately due and payable, without notice of any kind to Grantor.

Collect the Collateral. Collect any of the Collateral and, at Lenders’ option and to the extent permitted by applicable law, retain possession of the Collateral while suing on the Indebtedness.

Sell the Collateral. Sell the Collateral, at Lenders’ discretion, as a unit or in parcels, at one or more public or private sales. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lenders shall give or mail to Grantor, and other persons as required by law, notice at least ten (10) days in advance of the time and place of any public sale, or of the time after which any private sale may be made. However, no notice need be provided to any person who, after an Event of Default occurs, enters into and authenticates an agreement waiving that person’s right to notification of sale. Grantor agrees that any requirement of reasonable notice as to Grantor is satisfied if Lenders mails notice by ordinary mail addressed to Grantor at the last address Grantor has given Lenders in writing. If a public sale is held, there shall be sufficient compliance with all requirements of notice to the public by a single publication in any newspaper of general circulation in the county where the Collateral is located, setting forth the time and place of sale and a brief description of the property to be sold. Either Lender may be a purchaser at any public sale.

Sell Securities. Sell any securities included in the Collateral in a manner consistent with applicable federal and state securities laws. If, because of restrictions under such laws, Lenders are unable, or believe Lenders are unable, to sell the securities in an open market transaction, Grantor agrees that Lenders will have no obligation to delay sale until the securities can be registered. Then Lenders may make a private sale to one or more persons or to a restricted group of persons, even though such sale may result in a price that is less favorable than might be obtained in an open market transaction. Such a sale will be considered commercially reasonable. If any securities held as Collateral are “restricted securities” as defined in the Rules of the Securities and Exchange Commission (such as Regulation D or Rule 144) or the rules of state securities departments under state “Blue Sky” laws, or if Grantor or any other owner of the Collateral is an affiliate of the issuer of the securities, Grantor agrees that Grantor, nor any other person signing this Agreement will sell or dispose of any securities of such issuer without obtaining Lenders’ prior written consent.

Foreclosure. Maintain a judicial suit for foreclosure and sale of the Collateral.

Transfer Title. Effect transfer of title upon sale of all or part of the Collateral. For this purpose, Grantor irrevocably authorizes Lenders to execute endorsements, assignments and instruments in the name of Grantor as shall be necessary or reasonable.

Other Rights and Remedies. Have and exercise any or all of the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, at law, in equity, or otherwise.

Application of Proceeds. Apply any cash which is part of the Collateral, or which is received from the collection or sale of the Collateral, to reimbursement of any expenses, including any costs for registration of securities, commissions incurred in connection with a sale, reasonable attorneys’ fees and court costs, whether or not there is a lawsuit and including any fees on appeal, incurred by Lenders in connection with the collection and sale of such Collateral and to the payment of the Indebtedness of Grantor to Lenders, with any excess funds to be paid to Grantor as the interests of Grantor may appear. Grantor agrees, to the extent permitted by law, to pay any deficiency after application of the proceeds of the Collateral to the Indebtedness.

Election of Remedies. Except as may be prohibited by applicable law, all of Lenders’ rights and remedies, whether evidenced by this Agreement, the Related Documents, or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Lenders to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Grantor under this Agreement, after Grantor’s failure to perform, shall not affect Lenders’ right to declare a default and exercise its remedies.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys’ Fees; Expenses. Grantor agrees to pay upon demand all of Lenders’ costs and expenses, including Lenders’ reasonable attorneys’ fees and Lenders’ legal expenses, incurred in connection with the enforcement of this Agreement. Lenders may hire or pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include Lenders’ reasonable attorneys’ fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Governing Law. With respect to procedural matters related to the perfection and enforcement of Lenders’ rights against the Collateral, this Agreement will be governed by federal law applicable to Lenders and to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania. In all other respects, this Agreement will be governed by federal law applicable to Lenders and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law provisions. However, if there ever is a question about whether any provision of this Agreement is valid or enforceable, the provision that is questioned will be governed by whichever state or federal law would find the provision to be valid and enforceable. The loan transactions that are evidenced by the Funding Notes and this Agreement have been applied for, considered, approved and made, and all necessary loan documents have been accepted by Lenders in the Commonwealth of Pennsylvania.

Choice of Venue. If there is a lawsuit, Grantor agrees upon Lenders’ request to submit to the jurisdiction of the courts of the Commonwealth of Pennsylvania, in the county in which Lenders’ following address is located: 3508 WASHINGTON ROAD, MCMURRAY, PA15317.

No Waiver by Lenders. Lenders shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lenders. No delay or omission on the part of Lenders in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lenders of a provision of this Agreement shall not prejudice or constitute a waiver of Lenders’ right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lenders, nor any course of dealing between Lenders and Grantor, shall constitute a waiver of any of Lenders’ rights or of any of Grantor’s obligations as to any future transactions. Whenever the consent of Lenders is required under this Agreement, the granting of such consent by Lenders in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lenders.

Notices. Unless otherwise provided by applicable law, any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party’s address. For notice purposes, Grantor agrees to keep Lenders informed at all times of Grantor’s current address.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Successor Interests. The terms of this Agreement shall be binding upon Grantor, and upon Grantor’s heirs, personal representatives, successors, and assigns, and shall be enforceable by Lenders and its successors and assigns.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code:

Agreement. The word “Agreement” means this Commercial Pledge Agreement, as it may be amended or modified from time to time, together with all exhibits and schedules attached hereto from time to time.

Collateral. The word “Collateral” means all of Grantor’ right, title and interest in and to all the Collateral as described in the Collateral Description section of this Agreement.

Default. The word “Default” means the Default set forth in this Agreement in the section titled “Default”.

Event of Default. The words “Event of Default” mean any of the events of default set forth in this Agreement in the default section of this Agreement.

Grantor. The word “Grantor” means SHEPHERD’S FINANCE, LLC.

Income and Proceeds. The words “Income and Proceeds” mean all present and future income, proceeds, earnings, increases, and substitutions from or for the Collateral of every kind and nature, including without limitation all payments, interest, profits, distributions, benefits, rights, options, warrants, dividends, stock dividends, stock splits, stock rights, regulatory dividends, subscriptions, monies, claims for money due and to become due, proceeds of any insurance on the Collateral, shares of stock of different par value or no par value issued in substitution or exchange for shares included in the Collateral, and all other property Grantor is entitled to receive on account of such Collateral, including accounts, documents, instruments, chattel paper, investment property, and general intangibles.

Indebtedness. The word “Indebtedness” means the indebtedness evidenced by the Funding Notes or Related Documents, including all principal and interest together with all other indebtedness and costs and expenses for which Grantor is responsible under this Agreement or under any of the Related Documents. The liens and security interests created pursuant to this Agreement covering the Indebtedness which may be created in the future shall relate back to the date of this Agreement.

Lenders. The word “Lenders” means DANIEL M. WALLACH AND JOYCE S. WALLACH, as tenants by the entirety, and 2007 DANIEL M. WALLACH LEGACY TRUST, their successors and assigns.

Obligor. The word “Obligor” means without limitation any and all persons obligated to pay money or to perform some other act under the Collateral.

Property. The word “Property” means all of Grantor’s right, title and interest in and to all the Property as described in the “Collateral Description” section of this Agreement.

Related Documents. The words “Related Documents” mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

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GRANTOR HAS READ AND UNDERSTANDS ALL THE PROVISIONS OF THIS COMMERCIAL PLEDGE AGREEMENT AND AGREES TO ITS TERMS.

THIS AGREEMENT IS DATED AS OF DECEMBER 30, 2011.

THIS AGREEMENT IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS AGREEMENT IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW.

GRANTOR:

SHEPHERD’S FINANCE, LLC

By: /s/ Daniel M. Wallach

        Daniel M. Wallach, Chief Executive Officer

(Seal)